Exhibit 99.1

Oncocyte Appoints Andrea James as Chief Financial Officer

IRVINE, Calif., June 17, 2024 (GLOBE NEWSWIRE) -- Oncocyte Corporation (Nasdaq: OCX), a precision diagnostics company, today announced that it has appointed leading finance executive, Andrea James, to the position of Chief Financial Officer.

“We are thrilled to welcome Andrea as we approach the inflection point of commercial launch,” Oncocyte CEO Josh Riggs said. “She has a proven track record of guiding financial strategy through multiple phases of growth, raising and stewarding capital, and building relationships with high quality institutional investors. Andrea is therefore an ideal CFO business partner to myself, the Board of Directors and the Oncocyte team.

“We expect 2024 and 2025 to be transformative years for Oncocyte. We have begun to establish our diagnostic tests as the research tool of choice for the transplant community together with our co-marketing partner Bio-Rad Laboratories (NYSE:BIO). Separately, we also see the opportunity to unlock high-value clinical diagnostic opportunities in the oncology space, and add to our commercialization partnerships. We eagerly anticipate Andrea’s valuable insights as we continue to drive value creation for Oncocyte’s shareholders.”

Prior to joining Oncocyte, Ms. James served as Chief Communications Officer and head of investor relations at Axon Enterprise, Inc. (Nasdaq: AXON). She joined Axon’s finance team in 2017 to build the company’s investor relations function and played an integral role through the company’s growth from $1 billion in market capitalization to a company valued at more than $20 billion. She led Axon’s repositioning as a top-tier technology company with the investment community and established Axon’s corporate strategy function, overseeing capital stewardship, mergers and acquisitions, strategic partnerships and investments. Her work was instrumental in supporting more than $550 million in equity capital offerings.

Ms. James worked in a strategic investor relations role for Tesla, Inc. (Nasdaq: TSLA) in 2016 and 2017. From 2009 to 2016 she worked as a sell-side analyst for Dougherty & Company (now Colliers Securities), becoming a vice president and senior research analyst. At Dougherty, she researched emerging technologies on behalf of institutional investors. Previously, she was a reporter at publications including Bloomberg News and the Seattle Post-Intelligencer covering a range of business and financial beats.

“Oncocyte is a disruptive innovator in the field of molecular diagnostics that is on track for category leadership. The company enjoys a top-notch management team with extensive experience in this space,” Ms. James said. “I am delighted to join and look forward to helping to scale the company into a much larger, highly profitable enterprise over time, while also ensuring that the capital markets understand our exciting runway and global market opportunity.”

“I also want to commend James Liu, who has served as Oncocyte’s controller and principal accounting officer and who will continue to serve as an important leader within our finance team,” James added.

Ms. James holds a Bachelor of Science, summa cum laude, in Computer Information Systems from American University. She also holds a Master of Science in Journalism from Northwestern University, graduating with Kappa Tau Alpha honors. While at Dougherty, her Financial Industry Regulatory Authority (FINRA) licenses included the Series 7, 86, 87 and 63.

About Oncocyte

Oncocyte is a precision diagnostics company. The Company’s tests are designed to help provide clarity and confidence to physicians and their patients. VitaGraft™ is a clinical blood-based solid organ transplantation monitoring test. GraftAssure™ is a research use only (RUO) blood-based solid organ transplantation monitoring test. DetermaIO™ is a gene expression test that assesses the tumor microenvironment to predict response to immunotherapies. DetermaCNI™ is a blood-based monitoring tool for monitoring therapeutic efficacy in cancer patients. For more information about Oncocyte, please visit https://oncocyte.com/. For more information about our products, please visit the following web pages:

VitaGraft Kidney™ - https://oncocyte.com/vitagraft-kidney/

VitaGraft Liver™ - https://oncocyte.com/vitagraft-liver/

GraftAssure™ - https://oncocyte.com/graftassure/

DetermaIO™ - https://oncocyte.com/determa-io/

DetermaCNI™ - https://oncocyte.com/determa-cni/

VitaGraft™, GraftAssure™, DetermaIO™, and DetermaCNI™ are trademarks of Oncocyte Corporation.

Forward-Looking Statements

Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” “may,” and similar expressions) are forward-looking statements. These statements include those pertaining to, among other things, Oncocyte’s ongoing commercialization efforts and Ms. James’ expected contributions to the Company, and other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of diagnostic tests or products, uncertainty in the results of clinical trials or regulatory approvals, the capacity of Oncocyte’s third-party supplied blood sample analytic system to provide consistent and precise analytic results on a commercial scale, potential interruptions to supply chains, the need and ability to obtain future capital, maintenance of intellectual property rights in all applicable jurisdictions, obligations to third parties with respect to licensed or acquired technology and products, the need to obtain third party reimbursement for patients’ use of any diagnostic tests Oncocyte or its subsidiaries commercialize in applicable jurisdictions, and risks inherent in strategic transactions such as the potential failure to realize anticipated benefits, legal, regulatory or political changes in the applicable jurisdictions, accounting and quality controls, potential greater than estimated allocations of resources to develop and commercialize technologies, or potential failure to maintain any laboratory accreditation or certification. Actual results may differ materially from the results anticipated in these forward-looking statements and accordingly such statements should be evaluated together with the many uncertainties that affect the business of Oncocyte, particularly those mentioned in the “Risk Factors” and other cautionary statements found in Oncocyte’s Securities and Exchange Commission (SEC) filings, which are available from the SEC’s website. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Oncocyte undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

CONTACT:

Jeff Ramson

PCG Advisory

(646) 863-6893

jramson@pcgadvisory.com